Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Old National Bancorp on Form S-4 of our report dated February 15, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which report appears in Old National Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Indianapolis, Indiana

September 12, 2017